                                                                   EXHIBIT 10.47


February 27, 2004


Re:   ACCELERATION BENEFITS AGREEMENT

Dear Emile:

This letter will memorialize our agreement (the "Agreement") as to certain acceleration benefits to which you will be entitled upon termination of your employment by Epimmune Inc. (the "Company") under the circumstances described in this Agreement.

We agree that you are employed by the Company as an "at-will" employee and that either you or the Company has the right at any time to terminate your employment with the Company, with or without cause or advance notice, for any reason or for no reason.

For purposes of this Agreement, the following terms will have the meanings set forth below:

      "BENEFIT" means any benefit received or to be received by you pursuant to this Agreement.

      "CAUSE" means (i) willful misconduct by you including, but not limited to, dishonesty which materially and adversely reflects upon your ability to perform your duties for the Company, (ii) your conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony, (iii) fraud, embezzlement or theft against the Company, (iv) a material breach by you of any material provision of the Proprietary Information and Inventions Agreement between you and the Company, or (v) your willful and habitual failure to attend to your duties as assigned by the Board of Directors or officers of the Company to whom you report and, in the case of clauses (iv) and (v) above, which breach, misconduct or non-performance is not cured by you within thirty (30) days after you receive written notice from the Company of such breach, misconduct or non-performance.

      "CHANGE IN CONTROL" means (i) a dissolution or liquidation of the Company;
      (ii) a sale or other disposition of all or substantially all of the assets of the Company; (iii) a merger or consolidation in which the Company is not the surviving corporation and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors has changed; (iv) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent

      (50%) of the combined voting power entitled to vote in the election of Directors.

      "COMPANY" for the purposes of this Agreement shall include the Company's successor if a Change in Control occurs.

      "GOOD REASON" means termination by you of your employment with the Company upon not less than thirty (30) days' prior written notice to the Company (to allow the Company to remedy any basis for Good Reason termination) as a result of (i) a substantial diminution in the scope of your duties and authority within the Company which results in the assignment of duties and responsibilities of materially lesser status, dignity and character than your duties and responsibilities on the date of execution of this Agreement, which is not the result of your failure to attend to and/or successfully complete your duties and responsibilities, (ii) any reduction in your base salary as initially set forth herein or as may be increased from time to time, or (iii) relocation of your office, without your consent, to a location that is more than thirty (30) miles from the Company's current corporate headquarters.

If, within 365 days following the occurrence of a Change in Control, your employment is terminated by the Company without Cause or you voluntarily terminate your employment for Good Reason, then with respect to any Company stock options granted to you after December 9, 2003, the vesting and exercisability of such stock options will be immediately accelerated as to 100% of the then unvested shares subject to such stock options, so that all such unvested shares will be immediately vested and exercisable as of the date of your termination.

In the event that any Benefit provided for in this Agreement would (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this subsection would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then, the Benefit to which you are entitled pursuant to this Agreement shall be either:

   (a)  Provided to you in full, or

   (b) Provided to you at such lesser extent that would result in no portion of the Benefit being subject to the Excise Tax,

whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by you, on an after tax basis, of the greatest amount of the Benefit, notwithstanding that all or some portion of the Benefit may be taxable under the Excise Tax. Unless you and the Company otherwise agree in writing, any determination required under this subsection shall be made in writing in good faith by an accountant selected by you. In the event of a reduction of the Benefit under this Agreement or otherwise provided to you, you shall be given the choice of which to reduce. For purposes of making the calculations required by this subsection, the accountant that you select may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. You and the Company shall furnish your accountant such information and documents as he may reasonably request in order to make a determination under this subsection.

This Agreement may be changed or terminated only upon the mutual written consent of the Company and you. Nothing in this Agreement will prevent or limit your continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which you may otherwise qualify, nor will anything herein limit or otherwise affect such rights as you may have under any stock option or other agreements with the Company.

If either party hereto brings any action to enforce such party's rights hereunder, the prevailing party in any such action will be entitled to recover such party's reasonable attorneys' fees and costs incurred in connection with such action.

This Agreement constitutes the entire agreement between you and the Company. It is entered into without reliance on any promise or representation other than those expressly contained herein. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California.

Very truly yours,

EPIMMUNE INC.

/s/ Robert De Vaere
--------------------------------------
Robert De Vaere
Chief Financial Officer

Agreed and Accepted:



/s/ Emile Loria
--------------------------------------
Dr. Emile Loria

Dated:  February 27, 2004